Exhibit 99.2

Dear Shareholder,

FNBH Bancorp, Inc. reported a net loss of $682,000 for the quarter ended September 30, 2010.  The quarterly results compare favorably to the $1.4 million loss incurred during the third quarter of last year and the $915,000 loss reported for the previous quarter.  The third quarter of 2010 included a $1.2 million provision for loan losses that is reduced from the 2009 third quarter $1.8 million provision.

Our year to date net loss of $2.2 million compares with a 2009 nine month net loss of $14.1 million.  The 2010 and 2009 periods include loan loss provision expense of $3.6 million and $14.6 million, respectively.  Management’s initiatives to reduce controllable expenses are reflected in a $2 million decrease in total noninterest expense for the comparable periods.

At September 30, 2010, the Bank’s total capital to risk-weighted assets ratio and Tier One capital ratio were 6.05% and 3.90%, respectively.  These ratios are significantly less than minimum capital requirements imposed by the Bank’s primary regulator.  As discussed in prior shareholder letters, the terms of our Consent Order with the Office of the Comptroller of the Currency require the Bank to maintain total capital of at least 11% of risk-weighted assets and Tier One capital equal to at least 8.50% of adjusted total assets.  To achieve those levels, we would need to raise approximately $16 million of capital.

As discussed in our prior quarter shareholder letter, we have undertaken a private placement transaction to raise capital through accredited investors.  Our efforts to attract capital are ongoing and we continue to meet with potential investors and work with a lead investor group to assist us in completion of this offering.  While this has been a time consuming and lengthy process, we believe that progress is being made.

Our third quarter 4.27% net interest margin remains strong and above our peer group bank average.  Our balance sheet liquidity consisted of $38.7 million in cash and cash equivalents and $23.8 million in investment securities at quarter end.

We are sad to convey the recent passing of our Board Chairman, Randy Rudisill, after a long battle with illness.  Randy’s leadership, diligence and dedication to the Bank’s progress will be sorely missed.  Phil Utter, a longtime substantial shareholder and current Board member, has been elected as Board Chair.

We look forward to continuing our periodic shareholder interaction with an informal meeting scheduled for January 20, 2011 at 10:00 a.m. in our Howell main office Community Room.  We welcome your participation.

Thank you for your continued support of community banking and your investment in our Company.   Should you have any questions, please call me at 517-545-2221 or visit at our Howell main office.

Sincerely,

/s/ Ronald L. Long

Ronald L. Long

President and CEO

FNBH Bancorp, Inc.

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
Assets	2010	2009
Cash and due from banks	$38,491,991	$36,942,636
Short term investments	196,119	101,029
Total cash and cash equivalents	38,688,110	37,043,665

Investment securities:
Investment securities available for sale, at fair value	22,768,673	22,705,612
FHLBI and FRB stock, at cost	994,950	994,950
Total investment securities	23,763,623	23,700,562

Loans held for investment:
Commercial	207,013,589	235,937,243
Consumer	17,498,122	18,777,849
Real estate mortgage	16,931,812	19,330,658
Total loans held for investment	241,443,523	274,045,750
Less allowance for loan losses	(13,015,102)	(18,665,173)
Net loans held for investment	228,428,421	255,380,577
Premises and equipment, net	7,793,641	8,091,463
Other real estate owned, held for sale	7,419,480	3,777,119
Facilities held for sale, net	60,453	60,453
Accrued interest and other assets	2,627,596	4,336,526
Total assets	$308,781,324	$332,390,365

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$64,441,400	$65,643,739
NOW	49,798,992	50,642,881
Savings and money market	68,015,049	72,297,919
Time deposits	108,849,275	121,200,201
Brokered certificates of deposit	3,354,121	5,410,951
Total deposits	294,458,837	315,195,691
Other borrowings	-	413,970
Accrued interest, taxes, and other liabilities	2,011,647	2,404,440
Total liabilities	296,470,484	318,014,101

Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares issued and outstanding	-	-
Common stock, no par value. Authorized 7,000,000 shares at September 30, 2010 and December 31, 2009; 3,165,392 shares issued and outstanding at September 30, 2010 and 3,149,850 shares issued and outstanding at December 31, 2009	6,931,360	6,738,128
Retained earnings	4,423,812	6,641,060
Deferred directors' compensation	708,371	885,919
Accumulated other comprehensive income	247,297	111,157
Total shareholders' equity	12,310,840	14,376,264
Total liabilities and shareholders' equity	$308,781,324	$332,390,365

FNBH Bancorp, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$3,220,073	$3,939,604	$9,956,366	$12,393,430
Interest and dividends on investment securities:
U.S. Treasury, agency securities and CMOs	183,903	257,366	590,264	973,671
Obligations of states and political subdivisions	68,063	97,989	211,021	365,467
Other securities	3,555	7,703	14,364	23,864
Interest on certificates of deposit	-	46,539	-	146,543
Interest on short term investments	92	141	324	14,397
Total interest and dividend income	3,475,686	4,349,342	10,772,339	13,917,372

Interest expense:
Interest on deposits	614,012	1,095,866	1,981,698	3,686,125
Interest on other borrowings	-	7,712	1,174	57,686
Total interest expense	614,012	1,103,578	1,982,872	3,743,811

Net interest income	2,861,674	3,245,764	8,789,467	10,173,561
Provision for loan losses	1,200,000	1,750,000	3,600,000	14,646,853
Net interest income (deficiency) after provision for loan losses	1,661,674	1,495,764	5,189,467	(4,473,292)

Noninterest income:
Service charges and other fee income	728,172	845,391	2,283,066	2,386,409
Trust income	57,274	90,966	186,664	258,832
Gain on available for sale securities	-	15,605	-	92,109
Other	2,496	2,500	2,361	4,618
Total noninterest income	787,942	954,462	2,472,091	2,741,968

Noninterest expense:
Salaries and employee benefits	1,223,452	1,591,165	3,929,357	5,018,516
Net occupancy expense	279,557	264,991	819,478	851,959
Equipment expense	79,447	93,154	253,180	289,350
Professional and service fees	454,647	532,233	1,282,352	1,571,441
Printing and supplies	33,290	44,314	107,068	139,219
Computer service fees	109,301	112,012	343,066	337,823
Amortization expense	64,422	66,584	194,750	201,081
Director fees	15,375	14,400	48,450	58,442
FDIC assessment fees	358,099	510,398	1,074,953	1,290,293
Insurance	182,743	151,727	526,765	358,320
Loan collection and foreclosed property expenses	139,120	475,760	570,500	759,119
Net loss on sale/writedown of OREO and repossessions	81,687	(131,662)	254,450	462,867
Other	179,594	156,355	544,570	600,843
Total noninterest expense	3,200,734	3,881,431	9,948,939	11,939,273

Loss before federal income taxes	(751,118)	(1,431,205)	(2,287,381)	(13,670,597)

Federal income tax expense (benefit)	(69,359)	-	(70,133)	467,486
Net loss	$(681,759)	$(1,431,205)	$(2,217,248)	$(14,138,083)

Per share statistics:
Basic and Diluted EPS	$(0.21)	$(0.45)	$(0.69)	$(4.47)
Dividends	$-	$-	$-	$-
Basic average shares outstanding	3,193,565	3,175,252	3,191,644	3,164,347
Diluted average shares outstanding	3,193,565	3,175,252	3,191,644	3,164,347